Exhibit 11.1

VAST RENEWABLES LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Conduct (the "Code") applies to all directors, officers and employees of Vast Renewables Limited (the "Company"). All such covered individuals are collectively referred to herein as "Covered Parties," and all Covered Parties must adhere to this Code. This Code is intended to meet the standards of a code of conduct under the Sarbanes Oxley Act of 2002 as amended, and the standards of a code of business conduct and ethics under the listing standards of Nasdaq Stock Market ("Nasdaq").

The Company expects all Covered Parties to follow a high standard of ethics and personal integrity and to act in a manner that enhances the Company's reputation and strengthens the trust that others have in the Company. This includes carrying out their responsibilities at the Company honestly, in good faith, and with integrity and due care. If you are uncertain as to the appropriate course of conduct in any particular situation, you should consult with the Company's Legal and Compliance Department.

Pursuant to this Code of Ethics, Covered Persons are expected to:

•	Engage in and promote honest and ethical conduct, including the ethical handling of actual, potential, or perceived conflicts of interest between personal and professional interests, and to disclose as appropriate to the Legal and Compliance Department any material transaction or relationship that reasonably could appear to be or be expected to actually or potentially give rise to a conflict.

•	Assist in the production of full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to all applicable regulatory bodies, including the SEC, and in other public communications made by the Company. Covered Parties are prohibited from knowingly misrepresenting or omitting, or causing others to misrepresent or omit, material information about the Company to others, including to the Company's independent auditors.

•	Comply with applicable laws, rules and regulations of federal, state and local governments and other regulatory agencies applicable to the Company's business operations and its financial reporting.

Waivers. Any waiver of this Code for executive officers or directors may be made only by the Board of Directors of the Company and will be promptly disclosed when and as required by law or stock exchange regulation.

Prompt Reporting of Violations, Illegal or Unethical Behavior. Covered Parties shall promptly report (i) any questionable accounting, internal accounting controls or auditing matters (an "Accounting Allegation"); (ii) any possible non-compliance with applicable legal and regulatory requirements or internal Company policies and procedures relating to adherence with such requirements (a "Legal Allegation"); (iii) any possible non-compliance with this Code (a "Code Allegation"); or (iv) any alleged retaliation against employees and other persons who make, in good faith, Accounting Allegations, Legal Allegations or Code Allegations (a "Retaliatory Act") through any avenue available, including:

(a)	in writing to the Company, Attn: Audit Committee or the General Counsel, at Vast Renewables Limited, 226-230 Liverpool Street, Darlinghurst, New South Wales 2010, Australia;

(b)	by calling the applicable contact number listed in Annex A at any time; or

(c)	by accessing the website

https://australia.deloitte-halo.com/whistleblower/website/vastrenewables and submitting a report at any time.

Any Covered Party or other interested party may submit a report confidentially using one of the reporting avenues listed above, and in accordance with applicable law, employees may submit their reports on an anonymous, confidential basis. The reports should be factual rather than speculative or conclusory, and should contain as much specific information as possible to allow for proper assessment.

The Company will take measures to protect the confidentiality of any report made, subject to applicable law, regulation or legal proceedings. The Company will not permit or tolerate retaliation of any kind by or on behalf of the Company and its personnel against employees or other persons who make good faith reports or complaints regarding violations of this Code or other illegal or unethical behavior.

Accountability for Adherence to This Code. The Company will take all necessary action to enforce this Code. If the Company's Audit Committee, General Counsel, Chief Financial Officer or their respective designees determine that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offending Covered Party may be disciplined by the Company for noncompliance with penalties up to and including dismissal. Such penalties may include a written letter of reprimand, disgorgement, suspension with or without pay or benefits, and termination of employment. Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Party and the Company.

Effective Date: 19 December 2023

Annex A

Contact Numbers: Reporting Concerns Regarding Accounting and Other Matters

Countries	Telephone Number
English speaking USA and Australia	1800 173 918 (from Australia) or +61 3 9667 3855 (from the US)

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